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                                                                   EXHIBIT 10.18

                      MASTER CONSULTING SERVICES AGREEMENT

         THIS MASTER CONSULTING SERVICES AGREEMENT (the "AGREEMENT") is made and entered into as of February 9, 2004 but is effective as of September 1, 2003 (the "EFFECTIVE DATE") by and between PENINSULA PHARMACEUTICALS, INC., a Delaware corporation located at 1751 Harbor Bay Parkway, Alameda, CA 94502 ("PENINSULA"), and INCLIN, INC., a corporation with an address at 5150 El Camino Real, Suite A-33, Los Altos, CA 94022 ("CONSULTANT").

         WHEREAS, Consultant has been performing project management consulting services for Peninsula pursuant to a Consulting Agreement between Peninsula and Consultant dated April 1, 2002 (the "APRIL 2002 AGREEMENT"); and

         WHEREAS, the parties desire to terminate the April 2002 Agreement and enter into this Agreement in order to expand the scope of the consulting services that Consultant will perform for Peninsula, modify the terms on which Consultant will perform such services, and to provide a mechanism to expand the scope of consulting services performed by Consultant for Peninsula in the future if the parties so desire by attaching work orders covering such additional services to this Agreement.

         NOW THEREFORE, in consideration of the mutual obligations set forth below, the parties hereby agree as follows:

1. WORK ORDERS. From time to time, the parties may agree that Consultant shall perform certain clinical development services, including project management, clinical trial site and study management, and essential document management relating to Peninsula's products and clinical programs (the "SERVICES") under one or more Work Orders. Each Work Order shall be agreed upon by the parties on a project-by-project basis, and shall set forth with specificity the following: (a) the specific Services to be performed by Consultant for such project; (b) the specific individuals who will be performing such Services on behalf of Consultant; (c) Consultant's fees for such Services;
(e) the terms on which the Services covered by such Work Order may be terminated; and (f) all other matters pertinent to the completion of the Services. The Work Order for each project will be attached hereto and incorporated herein as a new "Work Order No. _____" as part of Schedule A. Each Work Order shall expressly reference this Agreement and shall not be effective until it has been signed by both parties. To the extent that any terms set forth in a Work Order conflict with the terms of this Agreement, the terms of this Agreement shall control unless the Work Order specifically references this Agreement and indicates that the terms of the Work Order shall control. There shall be no minimum or maximum number of Work Orders that may be attached and incorporated herein. If Peninsula requests any changes with respect to a particular Work Order, Consultant will prepare an amended Work Order reflecting such changes. Upon Peninsula's written approval of the revised Work Order, such Work Order shall be deemed amended and incorporated herein as part of Schedule A, and Consultant shall perform the Services for the applicable project in accordance with such amended Work Order.

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2.       PERFORMANCE OF SERVICES. Consultant shall perform the Services for each project in accordance with the applicable Work Order, Peninsula's instructions, and the terms and conditions of this Agreement. The specific nature and amount of the Services to be performed shall be determined by Peninsula during the term of this Agreement, subject to the minimum hours of Services required (if any) as set forth in a particular Work Order. Consultant shall perform the Services at such times as may be mutually agreed upon by Consultant and Peninsula.
Consultant shall provide its own equipment, tools, and other materials required to perform the Services at its own expense. Consultant shall perform the Services at its principal place of business, Peninsula's principal place of business, another Company location, or at other places upon mutual agreement of the parties. Peninsula will make its facilities and equipment available to Consultant when necessary. Consultant shall perform the Services in a timely and professional manner consistent with industry standards, and shall comply with all applicable laws and regulations in performing the Services.

3. COMPENSATION. Each Work Order shall include the fees for the Services to be performed by Consultant under such Work Order. Peninsula shall pay Consultant fees for Services performed under a Work Order based upon the particular individual performing the Services in accordance with the rates specified in such Work Order. Unless otherwise agreed by the parties, Consultant shall provide to Peninsula, on a monthly basis, itemized invoices detailing the amount and type of Services performed by Consultant under each Work Order during the applicable month. Each invoice shall be consistent with the fee schedule and payment terms set forth in the applicable Work Order. Peninsula shall pay each such invoice within thirty (30) days of receipt unless the parties mutually agree in writing to different payment terms. Peninsula shall also reimburse Consultant for out-of-pocket expenses incurred by Consultant in performing the Services that were pre-approved by Peninsula, provided that such expenses are supported by written receipts. Peninsula shall not be obligated to pay Consultant any amounts for the performance of the Services with respect to a particular project other than the fees set forth in the applicable Work Order unless the parties otherwise agree. The parties acknowledge and agree that Peninsula has paid Consultant for all Services performed by Consultant under Work Order No. 1 attached hereto and incorporated herein during the period commencing on the Effective Date up through October 31, 2003.

4. NO DEBARRED PERSONNEL. Consultant represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any Services under this Agreement if such a person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. Section 335a. If, during the term of this Agreement, Consultant or any person employed or retained by it to perform the Services (i) comes under investigation by the FDA for a debarment action or disqualification,
(ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Consultant shall immediately notify Peninsula of same.

5. NO SOLICITATION. During the term of this Agreement and for one (1) year after its termination, Consultant will not, whether for its own account or for the account of any other

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individual, partnership, firm, corporation, or other entity, personally or through others endeavor to entice away from Peninsula, recruit, solicit for employment or the performance of services, or otherwise interfere with Peninsula's relationship with, any person or entity who is, or was within the immediately preceding one (1) year period, employed by Peninsula.

6.       MAINTAINING CONFIDENTIAL INFORMATION.

         6.1 CONFIDENTIAL INFORMATION. During the term of this Agreement and in the course of Consultant's performance hereunder, all information that is
(a) "Confidential Information" (as such term is defined under the April 2002 Agreement), (b) disclosed by or on behalf of Peninsula to Consultant regarding the Services, or (c) developed or generated by Consultant in the course of performing Services under a Work Order shall be deemed to be "CONFIDENTIAL INFORMATION". Confidential Information may include, without limitation, the following: (i) business or technical information concerning research, development, technology, commercial plans and strategies, experimental work, design details and specifications, business operations and systems, marketing techniques, marketing plans, material pricing policies, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, customers, licensees, vendors, clinical development strategies, and scientific evaluations, and (ii) any patent, patent application, trade secret, invention, idea, know-how, procedure, formulation, process, formula, chemical compound, biological material, assay, or data.

         6.2 NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. All Confidential Information is the sole and exclusive property of Peninsula. Accordingly, Consultant agrees not to reproduce any Confidential Information without the prior written consent of Peninsula, not to use Confidential Information except in the performance of the Services, and not to disclose all or any part of the Confidential Information in any form to any third party without Peninsula's prior written consent except as required to perform the Services, either during or after the term of this Agreement. In particular, Consultant shall not file any patent application containing any claim the subject matter of which is derived from Confidential Information.

         6.3 EXCEPTIONS TO CONFIDENTIAL INFORMATION. Confidential Information shall not be deemed to include information which: (a) is now, or hereafter becomes, through no act or failure to act on the part of Consultant, generally known or available; (b) is known by Consultant at the time of receiving such information as evidenced by its written records; (c) is hereafter furnished to Consultant by a third party, as a matter of right and without restriction on disclosure, and outside the scope of Consultant's performance of Services for Peninsula; or (d) is the subject of a written permission to disclose provided by Peninsula.

         6.4 THIRD PARTY INFORMATION. During the term of this Agreement, Consultant agrees to properly protect any proprietary information or trade secrets of Consultant's former or concurrent employers or companies, if any, and agrees not to bring onto the premises of Peninsula any unpublished documents or any property belonging to Consultant's former or concurrent employers or companies unless consented to in writing by said employers or

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companies. Consultant further recognizes that Peninsula has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on Peninsula's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees, both during the term of Consultant's engagement and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any third party unless Peninsula has given written permission to do so or use it for the benefit of anyone other than Peninsula.

7.       INTELLECTUAL PROPERTY.

         7.1 DISCLOSURE OF INVENTIONS. Consultant shall promptly and fully disclose to Peninsula all ideas, improvements, inventions, know-how, techniques, and works of authorship, in each case that relate to the composition of matter, method of using or method of administering Peninsula's products, that are learned, conceived, or developed by Consultant, either alone or jointly with others, pursuant to the performance of the Services under this Agreement or the performance of consulting services under the April 2002 Agreement (the "INVENTIONS"). Consultant agrees to keep and maintain adequate and current records (in the form of books, records, notes, sketches, drawings or in any other form that may be required by Peninsula) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of Peninsula at all times.

         7.2 OWNERSHIP OF INVENTIONS. Consultant agrees that any and all Inventions shall be the sole and exclusive property of Peninsula. Consultant hereby irrevocably assigns to Peninsula all right, title, and interest worldwide in and to all Inventions and all applicable intellectual property rights related to the Inventions including, without limitation, copyrights, trademarks, trade secrets, patent rights, and moral rights. Consultant retains no rights to use the Inventions and agrees not to challenge the validity of Peninsula's ownership in the Inventions. If Consultant has any rights to the Inventions that cannot be assigned to Peninsula, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Peninsula with respect to such rights, and agrees, at Peninsula's request and expense, to consent to and join in any action to enforce such rights. If Consultant has any rights to the Inventions that cannot be assigned to Peninsula or waived by Consultant, Consultant unconditionally and irrevocably grants to Peninsula during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid, royalty-free license, with rights to sublicense through multiple tiers of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

         7.3 PERFECTING PROPRIETARY RIGHTS. Consultant agrees to assist Peninsula in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Inventions in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as Peninsula may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to

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execute, verify, and deliver assignments of such proprietary rights to Peninsula or its designee. Consultant's obligation to assist Peninsula with respect to proprietary rights in any and all countries shall continue beyond the termination of this Agreement, but Peninsula shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Peninsula's request on such assistance.

         7.4 DESIGNATION OF ATTORNEY IN FACT. In the event Peninsula is unable for any reason, after reasonable effort, to secure Consultant's signature on any document needed in connection with the actions specified in Section 7.3, Consultant hereby irrevocably designates and appoints Peninsula and its duly authorized officers and agents as Consultant's agent and attorney in fact to execute, verify and file, with the same legal force and effect as if executed by Consultant, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to Peninsula any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to Peninsula.

         7.5 PERSONNEL. Consultant shall ensure that each of its employees, agents, personnel, and any subcontractors performing any part of the Services shall have a contractual obligation to assign all inventions and intellectual property rights therein created, discovered, or generated by such personnel as a result of performing the Services during the term of this Agreement to Consultant so that Consultant can comply with its obligations under this Section 7, and Consultant shall promptly obtain such assignments.

         7.6 LICENSE. Consultant hereby grants to Peninsula a worldwide, non-exclusive license to use all know-how, processes, standard operating procedures, data management processes, spreadsheets, tracking forms, and analytical methods used by Consultant in the performance of the Services solely for the purpose of Peninsula's drug development programs.

8. NO CONFLICTS. Consultant represents and warrants that it is not a party to any existing agreement that will be breached by Consultant's performance of the Services or that conflicts with the terms of this Agreement.

9.       TERM AND TERMINATION.

         9.1 TERM. This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated in accordance with this
Section 9.

         9.2 TERMINATION BY PENINSULA. Unless otherwise specified in a particular Work Order, Peninsula may terminate this Agreement or any individual Work Order for any reason upon written notice to Consultant. In the event of such termination by Peninsula, Consultant shall be entitled to full payment for Services performed up through the date of Consultant's receipt of notice of termination of an individual Work Order and/or the Agreement as calculated in accordance with the provisions of this Agreement and/or the applicable Work Order including, without limitation, all earned fees and other non-cancelable out-of-pocket expenses of Consultant for such Services; provided, however, that InClin has used commercially reasonable efforts to

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cancel or otherwise limit such out-of-pocket expenses as of the date on which it receives notice of termination. Termination of this Agreement shall terminate all Work Orders, and termination of a Work Order shall terminate the corresponding Services covered by such Work Order.

         9.3 TERMINATION OF AGREEMENT FOR MATERIAL BREACH. Each party may terminate this Agreement, an individual Work Order, and/or all Services then in progress if the other party materially breaches this Agreement and such breaching party fails to cure the breach within thirty (30) days after receipt of written notice from the non-breaching party specifying in detail the nature of such breach. Termination of this Agreement shall terminate all Work Orders, and termination of a Work Order shall terminate the corresponding Services covered by such Work Order.

         9.4 TERMINATION BY CONSULTANT. Unless otherwise specified in a particular Work Order, Consultant may terminate this Agreement or an individual Work Order for any reason upon ninety (90) days' written notice to Peninsula.

         9.5 EFFECTS OF TERMINATION. Promptly after the termination or expiration of a particular Work Order or this Agreement, Consultant shall return to Peninsula all whole and partial copies and derivatives of Confidential Information, Inventions, other materials belonging to Peninsula, and all books, records, documents, drawings and other items of whatever nature developed by Consultant in the performance of the Services under such Work Order or under all Work Orders covered by this Agreement, as applicable, that are in Consultant's possession or under Consultant's direct or indirect control. Sections 5, 6, 7, 9, 12, 13, and 14 of this Agreement shall survive the termination or expiration of this Agreement.

10. ASSIGNMENT. Consultant shall not assign or delegate its obligations under this Agreement, either in whole or in part, without the prior written consent of Peninsula. The parties' rights and obligations under this Agreement will inure to the benefit of their respective successors and permitted assigns. Any attempted assignment of Consultant's obligations or of this Agreement not in compliance with this Section 10 shall be null and void.

11. INDEPENDENT CONTRACTOR. It is understood and agreed that Consultant is an independent contractor and not an agent or employee of Peninsula, and is not authorized to act on behalf of Peninsula. Consultant agrees not to hold itself out as, or give any person any reason to believe that it is an employee, agent, joint-venture partner, or other partner of Peninsula. Consultant will not be eligible for any employee benefits, nor will Peninsula make deductions from any amounts payable to Consultant for taxes. Consultant acknowledges and agrees that: (a) Consultant will be solely responsible for and will file, on a timely basis, tax returns and payments required to be filed with or made to any relevant tax authorities with respect to Consultant's performance of Services; and (b) Consultant is responsible for payment of all applicable workers' compensation insurance, payroll and employment taxes, disability benefits and unemployment insurance with respect to Consultant and Consultant's employees.

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12.      REMEDIES. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Confidential Information or Inventions without the prior express written consent of Peninsula, Peninsula will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that Peninsula shall be entitled to seek equitable and such other further relief as may be granted by a court of competent jurisdiction. The prevailing party in any action to enforce this Agreement shall be entitled to recover legal costs and attorneys' fees incurred by such party in enforcing this Agreement.

13. GOVERNING LAW; SEVERABILITY. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of California without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be brought exclusively in a court of competent jurisdiction, federal or state, in the State of California, and each party hereby consents to personal jurisdiction and venue in, and agrees to accept service of process issued or authorized by, such court. Notwithstanding the foregoing, either party may seek injunctive relief in any court in any state where appropriate. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

14. ENTIRE AGREEMENT. This Agreement constitutes the final, exclusive, and complete understanding and agreement of Peninsula and Consultant with respect to the subject matter hereof. The parties hereby acknowledge and agree that this Agreement, as of the Effective Date, terminates and supersedes in its entirety the April 2002 Agreement. As indicated in Section 6.1, all "Confidential Information" (as such term is defined in the April 2002 Agreement) shall be deemed Confidential Information subject to the obligations of confidentiality set forth in Section 6 of this Agreement. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by all parties hereto.

15. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below or such other address as may be specified by such party in writing in accordance with this Section 15, and shall be deemed to have been given for all purposes
(a) when received, if hand-delivered or sent by a reputable overnight delivery service, or (b) three (3) business days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

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         If to Peninsula:  Peninsula Pharmaceuticals, Inc.
                           1751 Harbor Bay Parkway
                           Alameda, CA 94502
                           Attention: Vice President, Alliances & Project
                                      Management
                           Tel: (510) 747-3921
                           Fax: (510) 747-3940

         If to Consultant: InClin, Inc.
                           5150 El Camino Real, Suite A-33
                           Los Altos, CA 94022
                           Attention: President & CEO
                           Tel: (650) 961-3424
                           Fax: (650) 961-3447

16. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PENINSULA PHARMACEUTICALS, INC.             INCLIN, INC.


By: /s/ Paul F. Truex                       By: /s/ Taylor Kilfoil
   __________________________________           ________________________________
Printed Name: Paul F. Truex                 Printed Name:  Taylor Kilfoil
Title: President & CEO                      Title:  President & CEO


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                                   SCHEDULE A

All Work Orders executed by both parties and attached to this Schedule A are incorporated into the Agreement.

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                                  WORK ORDER #1

1. SERVICES. Consultant shall provide the Services described in this Work Order and in the Master Consulting Services Agreement effective September 1, 2003 between the parties (the "Master Agreement"). Unless otherwise defined herein, all initially capitalized terms used herein shall have the meaning set forth in the Master Agreement. The Services covered under this Work Order consist of project management of Peninsula's intravenous and inhaled doripenem and TAK-599 programs, including project management of Peninsula's intravenous doripenem Phase 3 clinical trials, inhaled doripenem Phase I clinical trials, and TAK-599 Phase I clinical trials. The parties agree that Taylor Kilfoil, Marc Perry, Georgina Kilfoil, George Faurot, Gary Eiger, and Michele Sayre shall be the individuals performing the Services on behalf of Consultant under this Work Order.

2. RATE. The following individuals will perform the Services requested by Peninsula at the following rates:

-------------------------------------------------------------------------------
                                                                 RATE PER
     JOB TITLE/ROLE:                 CONSULTANT:                CONSULTANT:
-------------------------------------------------------------------------------
Project Manager (3x)             1) Taylor Kilfoil            $20,833.33 / Month
                                 2) Marc Perry
                                 3) Georgina Kilfoil*
                                 4) George Faurot*
-------------------------------------------------------------------------------
Clinical/Regulatory Document     Gary Eiger                   $75.00 / HR
Administrator
-------------------------------------------------------------------------------
Senior Clinical Research         Michele Sayre                $80.00 / HR
Associate
-------------------------------------------------------------------------------

Project management Services performed by Taylor Kilfoil and Marc Perry shall each be billed at the monthly rate specified above until the later of the date on which (a) all intravenous doripenem Phase 3 clinical trials have been completed, (b) inhaled doripenem Phase I clinical trials have been completed, and (c) TAK-599 Phase I clinical trials have been completed.

*Project management Services performed by Georgina Kilfoil shall be billed at the monthly rate specified above until December 31, 2003. The parties acknowledge that as of January 1, 2004, Georgina Kilfoil has become an employee of Peninsula and as of that date, she shall no longer be performing Services under this Agreement. Accordingly, Peninsula shall have no obligation to pay Consultant for services performed by Georgina Kilfoil after December 31, 2003. Commencing in January 2004 up through March 1, 2004, George Faurot shall perform project management Services for Peninsula at an hourly rate of $100 per hour. Thereafter, project management Services performed by George Faurot shall be billed at the monthly rate specified above.

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The rate of $20,833.33 per month ($250,000.00 per year) for project management
Services set forth under this Section 2 is based upon each Project Manager performing 40 hours of Services per work week, with an annual total of 1936 hours worked. This allows for each Project Manager to have ten unpaid vacation days and eight unpaid public holidays during the course of each calendar year in which Services are performed. On a quarterly basis, the parties shall review the actual number of hours worked by each Project Manager to determine if both parties are adhering to the terms of this Agreement and whether the monthly rate for Services performed by Project Managers should be adjusted going forward to reflect the actual number of hours of Services performed by the Project Managers.

3. TERM OF WORK ORDER. This Work Order shall be effective as of September 1, 2003 and, unless earlier terminated as permitted herein, shall expire on the later of the date on which (a) all intravenous doripenem Phase 3 clinical trials have been completed, (b) inhaled doripenem Phase I clinical trials have been completed, and (c) TAK-599 Phase I clinical trials have been completed

4.       TERMINATION OF WORK ORDER BY PENINSULA. This Section 4, rather than
Section 9.2 of the Master Agreement, shall govern the terms on which Peninsula may terminate this Work Order. Prior to the completion of the intravenous doripenem Phase III clinical trials, Peninsula may terminate this Work Order for any reason upon ninety (90) days' written notice to Consultant. However, Peninsula may terminate this Work Order effective upon Consultant's receipt of written notice if there are significant or unexpected delays in the intravenous doripenem Phase III clinical trials and/or if Peninsula's intravenous doripenem program is terminated in its entirety. At any time after the completion of the intravenous doripenem Phase III clinical trials, Peninsula may terminate this Work Order effective upon Consultant's receipt of written notice. At any time during the term of this Work Order, Peninsula shall have a right to terminate this Work Order for an uncured material breach in accordance with the provisions of Section 9.3 of the Master Agreement.

5.       TERMINATION OF WORK ORDER BY CONSULTANT. This Section 5, rather than
Section 9.4 of the Master Agreement, shall govern the terms on which Consultant may terminate this Work Order. Consultant shall only have a right to terminate this Work Order for an uncured material breach in accordance with the provisions of Section 9.3 of the Master Agreement.

6.       PAYMENT. Payments shall be sent to Consultant at:

                  InClin, Inc.
                  5150 El Camino Real, Suite A33
                  Los Altos, CA 94022
                  FEIN No.: 94-3302268

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The Parties have read this Work Order and the Master Agreement, and agree to and accept the terms of this Work Order effective as of September 1, 2003:

PENINSULA PHARMACEUTICALS, INC.             INCLIN, INC.

By:  /s/ Paul F. Truex                      By:  /s/ Taylor Kilfoil
   ---------------------------------           ---------------------------------

Name: Paul F. Truex                         Name: Taylor Kilfoil

Date: February 10, 2004                     Date: February 9, 2004

Title: President & CEO                      Title: President & CEO

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